Exhibit 3.3

CORPORATE ACCESS NUMBER: 2011582323

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

INCORPORATION

EPSILON ENERGY LTD.
WAS INCORPORATED IN ALBERTA ON 2005/03/14.

Articles of Incorporation
For
EPSILON ENERGY LTD.

Share Structure:	SEE ATTACHED “SHARE STRUCTURE” SCHEDULE
Share Transfers:	SEE ATTACHED “RESTRICTIONS ON SHARE TRANSFERS”
Restrictions	SCHEDULE
Number of Directors:
Min Number of Directors:	1
Max Number of Directors:	15
Business Restricted To:	NO RESTRICTIONS
Business Restricted From:	NO RESTRICTIONS
Other Provisions:	SEE ATTACHED “OTHER RULES OR PROVISIONS” SCHEDULE

Registration Authorized By:	DOUGLAS M. STUVE SOLICITOR

SCHEDULE

SHARE STRUCTURE

The Corporation is authorized to issue:

•                  an unlimited number of common shares; and

•                  an unlimited number of preferred shares (issuable in series);

having attached thereto the rights, privileges, restrictions and conditions hereinafter set forth.

COMMON SHARES

There shall be attached to the common shares, the following rights, privileges, restrictions and conditions, namely:

1.              The holders of common shares shall be entitled to receive notice of, and to vote at every meeting of the shareholders of the Corporation and shall have one (1) vote thereat for each such common share so held.

2.              Subject to the rights, privileges, restrictions and conditions attached to any preferred shares of the Corporation, the holders of common shares shall be entitled to receive such dividend as the directors may from time to time, by resolution, declare.

3.              Subject to the rights, privileges, restrictions and conditions attached to any preferred shares of the Corporation, in the event of liquidation, dissolution or winding up of the Corporation or upon any distribution of the assets of the Corporation among shareholders being made (other than by way of dividend out of monies properly applicable to the payment of dividends) the holders of common shares shall be entitled to share pro rata,

PREFERRED SHARES (ISSUABLE IN SERIES)

There shall be attached to the preferred shares, the following rights, privileges, restrictions and conditions, namely:

1.              The directors of the Corporation may, from time to time, issue the preferred shares in one or more series, each series to consist of such number of shares as may before issuance thereof, be determined by the directors.

2.              The directors of the Corporation may, by resolution (subject as hereinafter provided) fix before issuance, the designation, rights, privileges, restrictions and conditions to attach to the preferred shares of each series, including, without limiting the generality of the foregoing, the rate, form, entitlement and payment of preferential dividends, the redemption price, terms, procedures and conditions of redemption, if any, voting rights and conversion rights (if any) and any sinking fund, purchase fund or other provisions attaching to the preferred shares of such series; and provided however, that no shares of any series shall be issued until the directors have filed an amendment to the Articles with the Registrar of Corporations, Province of Alberta, or such designated person in any other jurisdiction in which the Corporation may be continued.

3.              If any cumulative dividends or amounts payable on return of capital in respect of a series of shares are not paid in full, the shares of all series shall participate ratably in respect of accumulated dividends and return of capital.

4.              The preferred shares shall be entitled to preference over the common shares of the Corporation and any other shares of the Corporation ranking junior to the preferred shares with respect to the payment of dividends, if any, and in the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, and may also be given such other preferences over the common shares of the Corporation and any other shares of the Corporation ranking junior to the preferred shares as may be fixed by the resolution of the directors of the Corporation as to the respective series authorized to be issued.

5.              The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to priority in the payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary exclusive of any conversion rights that may affect the aforesaid.

6.              No dividends shall at any time be declared or paid on or set apart for payment on any shares of the Corporation ranking junior to the preferred shares unless all dividends, if any, up to and including the dividend payable for the last completed period for which such dividend shall be payable on each series of preferred shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such declaration or payment or setting apart for payment on such shares of the Corporation ranking junior to the preferred shares nor shall the Corporation call for redemption or redeem or purchase for cancellation or reduce or otherwise pay off any of the preferred shares (less than the total amount then outstanding) or any shares of the Corporation ranking junior to the preferred shares unless all dividends up to and including the dividend payable, if any, for the last completed period for which such dividends shall be payable on each series of the preferred shares then issued and outstanding shall have been declared and paid or set apart for payment at the date of such call for redemption, purchase, reduction or other payment.

7.              Preferred shares of any series may be purchased for cancellation or made subject to redemption by the Corporation out of capital pursuant to the provisions of the Business Corporations Act (Alberta), if the directors so provide in the resolution of the Board of Directors of the Corporation relating to the issuance of such preferred shares, and upon such other terms and conditions as may be specified in the designations, rights, privileges, restrictions and conditions attaching to the preferred shares of such series as set forth in the said resolution of the Board of Directors and the amendment to the Articles of the Corporation relating to the issuance of such series.

8.              The holders of the preferred shares shall not, as such, be entitled as of right to subscribe for or purchase or receive any part of any issue of shares or bonds, debentures or other securities of the Corporation now or hereafter authorized.

9.              No class of shares may be created or rights and privileges increased to rank in parity or priority with the rights and privileges of the preferred shares including, without limiting the generality of the foregoing, the rights of the preferred shares to receive dividends or to return of capital, without the approval of the holders of the preferred shares as required under the Business Corporations Act (Alberta).

SCHEDULE

RESTRICTIONS ON SHARE TRANSFERS

No transfer of shares shall occur or be registered unless and until the directors have, by a resolution, approved the transfer and the directors shall be under no obligation to give such approval or to give any reason for withholding the same.

SCHEDULE

OTHER RULES OR PROVISIONS

1.                                      Lien on Shares

The Corporation has a lien on the shares registered in the name of a shareholder or his legal representative for a debt of that shareholder to the Corporation. The Corporation may enforce such lien in accordance with its By-laws.

2.                                      Appointments of Directors

The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

3.                                      Meetings of Shareholders Outside Alberta

Meetings of shareholders of the Corporation may be held outside Alberta at any place within Canada or the United States of America as the Board of Directors of the Corporation may determine.